Our File No. 32334-0001 / CW1199792.1	Clark Wilson LLP Barristers & Solicitors Patent & Trade-mark Agents 800-885 W Georgia Street Vancouver, BC V6C 3H1 Tel. 604.687.5700 Fax 604.687.6314

May 15, 2007

Teckmine Industries, Inc.
#239 - 280 Nelson Street
Vancouver, British Columbia
Canada V6B 2E2

Dear Sirs/Mesdames:

Re:	Common Stock of Teckmine Industries, Inc.
Registration Statement on Form SB-2 filed on May 15, 2007

          We have acted as counsel to Teckmine Industries, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on May 15, 2007, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of up to 2,618,761 shares of the Company's common stock (the "Registered Shares"), as further described in the Registration Statement.

          In connection with this opinion, we have examined the following documents:

(a)	Corporate Charter and Articles of Incorporation of the Company;

(b)	By-Laws of the Company;

(c)	Consent resolutions of the board of directors of the Company, authorizing the issuance of the Registered Shares;

(d)	The Registration Statement; and

(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

          In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

          Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, have been duly and validly authorized and issued, and are fully paid and non-assessable.

         We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia. We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

          We hereby consent to the reference to our firm in the Registration Statement under the heading "Description of Common Stock" and consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP